SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into as of January 10, 2006, by and between ROANOKE TECHNOLOGY CORP., a Florida corporation, (“Roanoke”) and DAVID L. SMITH, an individual (“Smith”).

WHEREAS, Roanoke and Smith entered into that certain Employment Agreement dated May 28, 1998, as amended (the Employment Agreement and amendments thereto shall be referred to as the “Agreement”) pursuant to which Roanoke employed Smith, and Smith accepted employment with Roanoke, in the capacities of President, Chief Executive Officer, Chief Financial Officer and, Principal Accounting Officer, and Director of Roanoke.

WHEREAS, the parties to the Agreement have mutually determined to terminate the Agreement.

WHEREAS, in order to settle all claims known or unknown between them, the parties have agreed to settle and compromise all claims between them on the terms set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and releases set forth below, the parties do hereby promise, covenant and agree as follows:

1.          The parties acknowledge that the consideration tendered and received herein, the promises, undertakings, representations and releases made or given, and the execution of this Agreement are in compromise and settlement of disputed claims. The parties are willing to perform their obligations hereunder for the purpose of resolving their differences. Nothing herein is intended, and nothing herein shall be construed, as an admission of fault or liability on the part of any party hereto.

2.          Roanoke and Smith agree that the Agreement is hereby terminated effective immediately and, other than as set forth in this Agreement, there shall be no further obligations by any of the parties to another party.

3.          Smith shall resign as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Director of Roanoke, effective immediately. Such resignation shall take the form as in Schedule A.

4.          Roanoke shall continue to provide the services it currently provides to Smith, including, but not limited to, accounting, hosting, website design, and optimization, at the normal business rate.

5.          Roanoke shall store Smith’s belongings in an empty office at its facilities until such time as Smith’s new business has a permanent building in place.

6.          Roanoke shall sell to Smith the furniture contained in Smith’s office at a reasonable rate.

7.          Roanoke will continue to make meets its obligations with the IRS until such debt to the IRS is resolved.

8.          Roanoke will use its best efforts to remove Smith from any agreements for which he has personally guaranteed on behalf of Roanoke.

9.          This Agreement shall be construed and interpreted as a whole and in accordance with its fair meaning, and without regard to, or taking into account, any presumption or other rule of law requiring construction or interpretation against the party preparing this Agreement or any part hereof.

10.        The parties shall each bear their own expenses, legal costs and attorneys’ fees incurred in connection with the negotiation and execution of this Agreement.

11.        This Agreement contains the entire agreement and understanding of the parties concerning the subject matter hereof. All prior and contemporaneous agreements, representations, negotiations, and understandings of the parties, oral or written, are merged herein and/or expressly declared void and are superseded by this Agreement. The parties warrant that no representations have been made to or relied upon by any party to induce the execution of this Agreement except as set forth herein.

12.        This Agreement, its application and interpretation, and all rights and obligations of the parties hereunder shall be governed by and construed exclusively in accordance with the laws of the State of North Carolina, excluding any choice of law rules which would apply the laws of another jurisdiction.

13.        Any disputes regarding this Agreement shall be exclusively resolved in the state or federal courts, as applicable, located in North Carolina. Each party consents to the exclusive jurisdiction of such courts and agrees not to bring any action under this Agreement except in North Carolina.

14.        This Agreement may not be altered, modified or amended, except in writing signed by the party to be bound.

15.        The parties shall make, execute and deliver all such documents and perform all such acts from time to time, prior to and following the consummation of this Agreement, to carry out the full intent and purpose of this Agreement.

16.        The parties hereto each represent and warrant that they have read this Agreement, understand its terms, have authority to enter into this Agreement, and intend to be legally bound thereby.

17.        The parties hereto each represent and warrant that they have been given an opportunity to consult with an attorney regarding this settlement and the terms of this Agreement.

18.        This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.

19.        This Agreement shall be effective only when it has been fully executed and delivered by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 10th day of January, 2006.

ROANOKE TECHNOLOGY CORP.

By: /s/ Russell Jones

Its President

By: /s/ David L. Smith, Jr.

DAVID L. SMITH

Schedule A

January 10, 2006

Shareholders and Board of Directors

Roanoke Technology Corp.

2720 N. Wesleyan Blvd.

Rocky Mountain, North Carolina 27804

Re:	Roanoke Technology Corp.

Dear Sir/Madam:

This letter hereby serves as my notification to the shareholders and directors of Roanoke Technology Corp. of my resignation, effective immediately, from my position as from my position as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and as a member of the Board of Directors of Roanoke Technology Corp. This resignation is not due to a disagreement with Roanoke Technology Corp. on any matter relating to the Company’s operations, policies or practices and is in accordance with that certain Settlement Agreement dated January 10, 2006.

Very truly yours,

/s/ David l. Smith

David L. Smith

4